EXHIBIT 99.1
EXPLANATION OF RESPONSES
1.
The Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock automatically converted into common stock upon the closing of the Issuer's initial public offering for no additional consideration, on a 1-for-1 basis, and had no expiration date.

2.
The warrants to acquire common stock automatically net exercised into shares of the Issuer's common stock immediately prior to consummation of the IPO. The warrants had an exercise price of $0.01 per share. Insight Partners XII, L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 88 of the warrant shares to pay the exercise price and issuing to Insight Partners XII, L.P. the remaining 228,252 shares. Insight Partners XII (Co-Investors), L.P. paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 1 of the warrant shares to pay the exercise price and issuing to Insight Partners XII (Co-Investors), L.P. the remaining 574 shares. Insight Partners XII (Co-Investors) (B), L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 4 of the warrant shares to pay the exercise price and issuing to Insight Partners XII (Co-Investors) (B), L.P. the remaining 8,653 shares.

3.
The warrants to acquire common stock automatically net exercised into shares of the Issuer's common stock immediately prior to consummation of the IPO. The warrants had an exercise price of $11.1747 per share. Insight Partners XII, L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 3,753 of the warrant shares to pay the exercise price and issuing to Insight Partners XII, L.P. the remaining 4,978 shares. Insight Partners XII (Co-Investors), L.P. paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 12 of the warrant shares to pay the exercise price and issuing to Insight Partners XII (Co-Investors), L.P. the remaining 15 shares. Insight Partners XII (Co-Investors) (B), L.P. paid the exercise price on a cashless basis, resulting in the Issuer's withholding of 170 of the warrant shares to pay the exercise price and issuing to Insight Partners XII (Co-Investors) (B), L.P. the remaining 225 shares.

4.	Held directly by Insight Partners XII, L.P.
5.	Held directly by Insight Partners XII (Co-Investors), L.P.
6.	Held directly by Insight Partners XII (Co-Investors) (B), L.P.